Exhibit 10.7


                        AMENDMENT NO. 7 TO LOAN AGREEMENT

This Amendment No. 7 (the "Amendment") dated as of March 25, 2004, is between Bank of America, N.A. (the "Bank") and SureWest Communications (the "Borrower"), formerly known as Roseville Communications Company.

                                    RECITALS

     A. The Bank and the Borrower entered into a certain Business Loan Agreement dated as of March 15, 2000 (together with any previous amendments, the "Agreement").

     B. The Bank and the Borrower desire to amend the Agreement.

                                    AGREEMENT

     1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

     2. Amendments. The Agreement is hereby amended as follows:

     2.1 In Paragraph 1.2, the date "June 1, 2005" is substituted for the date "June 1, 2004."

     2.2 Paragraph 7.5 is amended to read in its entirety as follows:

     7.5 Interest Coverage Ratio. To maintain on a consolidated basis on Interest Coverage Ratio of at least the ratios indicated for each period specified below:

                                 Periods                    Ratios

                  Fiscal quarters ending March            1.50 : 1.0
                  31, 2004, June 30, 2004, and
                  September 30, 2004

                  Fiscal quarter and fiscal year           2.0 : 1.0
                  ending December 31,2004,
                  and thereafter

     "Interest Coverage Ratio" means the ratio of EBIT to interest expense.

     "EBIT" means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense. This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period. Further, in calculating this ratio for the reporting periods ending March 31,2004, June 30, 2004, and September 30, 2004, the amount Two Million Dollars ($2,000,000) shall be added to EBIT.

     3. Representations and Warranties. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank, (b) the. representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound, and (d) this Amendment is within the

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Borrower's powers,  has been duly authorized,  and does not conflict with any of the Borrower's organizational papers.

     4. Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

     5. Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

     6. FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND
(D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

     This Amendment is executed as of the date stated at the beginning of this Amendment.

                                   Bank of America, N.A.

                                   By  /s/
                                       -----------------------------------------
                                   Robert L. Munn, Jr.
                                   Senior Vice President

                                   SureWest Communications

                                   By /s/
                                      -----------------------------------------
                                   Michael D. Campbell
                                   Executive Vice President, Chief FinanciaI
                                   Officer and Treasurer

                                   By /s/
                                      -----------------------------------------
                                   Brian H. Strom
                                   President and Chief Executive Officer